                                                                    Exhibit 99.1

NEWS BULLETIN FROM
[COVANSYS LOGO]


FOR FURTHER INFORMATION

Covansys:                               Joele Frank, Wilkinson Brimmer Katcher:
David Roady                             Eden Abrahams / Andrew Siegel
Tel: (248) 848-2221                     Tel: (212) 355-4449
droady@covansys.com                     ea@joelefrank.com / abs@joelefrank.com


                    COVANSYS REPORTS FIRST AND SECOND QUARTER
                      AND FIRST HALF 2004 EARNINGS RESULTS

          COMPANY ALSO ANNOUNCES RESTATED FINANCIALS TO REFLECT CHARGES ASSOCIATED WITH CONCLUSION OF FIXED ASSET INVENTORY PROCESS AND ASSESSMENT

FARMINGTON HILLS, MICH., AUGUST 5, 2004 - Covansys Corporation (Nasdaq: CVNSE), a leading global provider of strategic outsourcing and integration services, today announced its first quarter, second quarter and first half 2004 earnings results.

As previously announced, the Company recently completed a physical inventory process and assessment of its fixed assets. As a result of this physical inventory process, the Company determined that it would take a non-cash charge of $2.6 million related to the net book value of missing equipment and furniture, obsolete equipment and certain maintenance contracts that were appropriately capitalized but were assigned a useful life in excess of the maintenance period. As discussed later in this release, Covansys has restated previously issued financial statements to account for the portion of the charge that could be attributed to prior periods, with the balance of the charge being reflected in the first quarter of 2004.

FIRST HALF HIGHLIGHTS

Despite mixed operating results, Covansys made significant strides in executing on its business strategy in the first half of 2004. Highlights of the Company's achievements include:

- Execution of a Master Services Agreement with Fidelity Information Services, Inc. ("FIS"), a subsidiary of Fidelity National Financial, Inc.;

-     Execution of a Stock Purchase Agreement with FIS;

- A directive from People Soft, Inc. to expand the Company's India Development Center;

- An agreement with BearingPoint to assist with the opening and operation of BearingPoint's first Global Development Center in India;

- Continued strong year-over-year revenue growth in India, accounting for 26% of Covansys' total revenues in the first half of 2004 compared with 16% in the first quarter of 2003 and 18% in the second quarter of 2003;

- An increase of 2.6% in hours billed in India in the second quarter over the first quarter of 2004 and a 4.5% improvement in India time and material billing rates from the first to the second quarter;

- A rise in billable headcount in India to nearly 3,100 employees at the end of the second quarter, 450 of which were added in India in 2004; and

- A reduction in SG&A and a leaner operating structure that will position Covansys to realize estimated annual savings of over $10 million.

SECOND QUARTER AND FIRST HALF 2004 RESULTS

For the quarter ended June 30, 2004, the Company reported revenue of $94.1 million compared with $96.2 million in the second quarter of 2003. Revenue for the first six months of 2004 was $184.5 million compared with $192.8 million for the first six months of 2003.

In accordance with recent guidance regarding the computation of earnings per share by the Emerging Issues Taskforce (EITF 03-06, "Participating Security and the Two Class Method Under FASB Statement No 128"), the Company's undistributed net income is allocated between net income available for common shareholders and the outstanding convertible redeemable preferred stock. This new guidance results in lower earnings per share available for common shareholders in periods where the Company has net income available to common shareholders and has no impact in periods where the Company has a loss. Following this guidance, net income available to common shareholders in the second quarter of 2004 was $0.09 per share (on a diluted basis) as compared to a loss of $0.04 per share in the second quarter of 2003. For the first six months of 2004, net income available to common shareholders was a loss of $0.02 per share compared to a loss of $0.08 per share in the first half of 2003. Application of EITF 03-06 reduced earnings per share by $0.034 (on a diluted basis) in second quarter of 2004.

Excluding the impact of the issuance of non-cash convertible redeemable preferred stock dividends, the Company generated net income of $4.5 million for the quarter ended June 30, 2004 compared with a loss of $2.9 million for the quarter ended March 31, 2004 and net income of $1.6 million in the first half of 2004 compared to $0.2 million for the same period in 2003.

Covansys' second quarter 2004 net income and earnings per share results include charges of approximately $0.7 million, $0.7 million, and $1.1 million related to employee severance, professional fees associated with the fixed asset analysis, and lease terminations, respectively, as compared to severance charges of $2.5 million in the second quarter of 2003.

ADDITIONAL FINANCIAL RESULTS

Domestic utilization was 84% and 86% in the first and second quarters of 2004, respectively, up from 80% in the fourth quarter of 2003. Utilization in India was 71% and 67% for the first and second quarters, down from 76% in the fourth quarter of 2003, as a result of the Company's aggressive hiring effort to meet expected 2004-2005 demand. Jim Trouba, Covansys' Chief

Financial Officer, noted, "Based on current market demand, we are confident that we can meet and maintain our targeted domestic utilization rate of 85% and are moving toward Indian utilization rates of 75%."

The percentage of revenue derived from operations in India was 26% of total revenue in the first half of 2004 compared with 25% in the fourth quarter 2003. "We anticipate maintaining revenue generated by Indian operations in a range of 27-30% for the remainder of 2004 and continuing to drive to higher levels throughout 2005," commented Mr. Trouba. Billing headcount in India increased in the first half of 2004 by approximately 450 consultants, or over 17%, since December 2003. Covansys expects to continue to increase the size of its global workforce, including in India.

Covansys' effective tax rate was 34% for the first and second quarters of 2004. The Company estimates that its effective tax rate in 2004 will be approximately 34%.

The Company's combination of cash and short-term investments at the end of the second quarter 2004 was $129.0 million, an increase of approximately $1.6 million from the end of 2003.

FIRST QUARTER 2004 RESULTS

For the quarter ended March 31, 2004, Covansys reported revenue of $90.4 million compared with $96.6 million generated in the first quarter of 2003. Revenue for the first quarter was adversely affected by changed circumstances in various public sector projects as noted below. Net income available to common shareholders was a loss of $0.15 per share compared to a loss of $0.03 per share in the first quarter of 2003. Excluding the distribution of non-cash convertible redeemable preferred stock dividends, the Company reported a loss of $2.9 million in the first quarter of 2004 compared to net income of $0.2 million for the same period in 2003.

Covansys' first quarter 2004 net income and earnings per share results were negatively impacted by approximately $1.1 million related to the previously announced fixed asset charge and approximately $9.4 million related to adjustments in cost estimates and collection assumptions attributable to various fixed price projects, primarily in the public sector. Included in the $1.1 million charge related to the fixed asset process and assessment recorded in the first quarter was $0.7 related to missing equipment which could not be identified to a specific prior period. The adjustments attributable to the fixed price projects were due to changes in circumstances that occurred in the second quarter of 2004. Covansys determined it was appropriate to write down the amount it believes it will collect without dispute, although the Company continues to actively review its collection options. Of the total $9.4 million, approximately $8.2 million is attributable to three of the four fixed price contracts that the Company previously identified as troubled.

As part of its ongoing effort to improve the management oversight of its fixed price contracts, Covansys has implemented new monitoring and execution measures, including tighter requirements definitions at the outset of each contract, weekly review of significant fixed price engagements by an inter-departmental management team, and increased senior and executive management attention to both initial contract terms and execution milestones once engagements are underway.

RESTATED FINANCIAL STATEMENTS

The Company will also amend its previously filed Form 10-K for the year ended December 31, 2003 and its Forms 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003. The adjustments giving rise to the Company's need to restate its financial statements relate primarily to missing or obsolete equipment that came to light as a result of a physical inventory process that the Company completed in June 2004 in order to facilitate the conversion of its property and equipment data into a new property and equipment accounting system. As a result of those efforts, the Company determined that assets having a net book value of approximately $2.6 million were either missing, obsolete or had been appropriately capitalized but were assigned too long a useful life. Of this amount, $0.4 million related to equipment that was determined to have become obsolete in the quarter ended March 31, 2004 and $1.5 million was attributed to prior years. The remaining balance of $0.7 million related to missing equipment which could not be identified with any particular period and was recorded as an additional charge in the first quarter of 2004. In addition, the Company also recorded other corrections resulting in additional pre-tax charges of $0.7 million in 2003 and pre-tax credits of $0.7 million in 2002. The Company's first quarter 2004 Form 10-Q filing was delayed pending determination of the proper accounting for these adjustments.

Martin Clague, President and Chief Executive Officer of Covansys, said, "We have taken a number of steps over the past few months to enhance our financial reporting process, including putting in place a dedicated team of senior managers to oversee our continued compliance with Sarbanes-Oxley. At the same time, as part of our ongoing effort to ensure that we are positioned to take full advantage of the growth opportunities that lie ahead, we have rationalized our operating infrastructure and sharpened our focus on our core strengths. As a result of the cost savings measures we undertook in the first half of 2004, we expect to achieve annual savings of more than $10 million. Going forward, we are confident that our improved oversight procedures will allow us to more accurately project anticipated quarterly revenues from fixed price contracts."

SECOND HALF OUTLOOK

Raj Vattikuti, Covansys Founder and Co-Chairman of the Board, said, "Since announcing our strategic partnership with FIS in April, we have begun servicing 29 statements of work utilizing over 160 billable employees and we expect to initiate at least 16 new projects in the next 60 days. These opportunities are helping us strengthen our presence in the financial services sector and accelerate our offshore growth strategy, and we are excited about the important financial and strategic benefits our partnership with FIS will enable us to achieve in the quarters ahead."

Mr. Vattikuti continued, "We are confident that our efforts to build on our relationships with key existing clients and develop additional strategic anchor accounts, particularly in the financial services sector, will drive improved financial results across our business lines. We expect the expansion of our offshore talent base and our strength in modernizing legacy systems, in particular, to become increasingly important competitive differentiators for us as the need for these capabilities continues to grow. Based on our growing relationships with BearingPoint,

PeopleSoft and FIS, we anticipate expanding our workforce in India by over 400 additional billable resources by year end. We will also focus on providing enhanced delivery and execution in our public sector business and on securing several new opportunities in this sector, which we believe we are well-positioned to win. With our strategic priorities clearly in place, together with the cost savings we implemented in the second quarter and the increase in our billable resources in India, we believe that we can generate improved revenue growth and profitability going forward."

Covansys has not repurchased any of its common stock during the first half of 2004, but it retains the ability to repurchase up to 2.8 million shares of its common stock and will continue to do so as it deems appropriate and in accordance with applicable guidelines.

Covansys will host a conference call to discuss its first and second quarter 2004 financial results on Thursday, August 5, 2004 at 10:00 a.m. Eastern Time. Interested parties may access the call by dialing 877-407-8982, or 201-689-8338 from outside North America. The call may also be accessed via the Internet at the Company's website, www.covansys.com.

A replay of the call will be available beginning at approximately 1:00 p.m. on August 5th through midnight on August 12th by dialing 877-660-6853 or 201-612-7415 and referencing account number 1628 and conference ID 113633. The replay will also be available on the Company's website, www.covansys.com, for 90 days.

ABOUT COVANSYS

Covansys Corporation, (NASDAQ: CVNSE), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM Level 5 quality ratings at two of its offshore development centers in India.

SAFE HARBOR STATEMENT

With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include actions by governmental or regulatory agencies, general economic conditions and conditions in the IT industry such as the demand for IT services, public sector government budgetary constraints, potential cost overruns on fixed-price projects, effective application of the percentage of completion method of accounting for fixed priced contracts, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the U.S. Securities and Exchange Commission.

                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                    ---------------------
                                                      2004         2003
                                                    --------     --------
                                                                (RESTATED)
REVENUES ........................................   $ 90,438*    $ 96,559
COST OF REVENUES ................................     75,197       74,777
                                                    --------     --------
GROSS PROFIT ....................................     15,241       21,782
SELLING, GENERAL AND ADMINISTRATIVE .............     19,712       21,988
                                                    --------     --------
INCOME (LOSS) FROM OPERATIONS ...................     (4,471)        (206)
OTHER INCOME, NET ...............................          6          493
                                                    --------     --------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES     (4,465)         287
PROVISION (BENEFIT) FOR INCOME TAXES ............     (1,517)         108
                                                    --------     --------
NET INCOME (LOSS) ...............................     (2,948)         179
CONVERTIBLE REDEEMABLE PREFERRED STOCK DIVIDENDS       1,130        1,095
                                                    --------     --------
NET (LOSS) AVAILABLE FOR
   COMMON SHAREHOLDERS ..........................   ($ 4,078)    ($   916)
                                                    ========     ========

EARNINGS PER SHARE:

                                                 BASIC       DILUTED     BASIC       DILUTED
                                                 -----       -------     -----       -------
NET (LOSS) AVAILABLE TO COMMON SHAREHOLDERS      ($0.15)     ($0.15)     ($0.03)     ($0.03)
                                                 ======      ======      ======      ======
WEIGHTED AVERAGE COMMON SHARES                   26,849      26,849      27,285      27,285
                                                 ======      ======      ======      ======

* On May 17, 2004, Covansys reported revenue for the first quarter of 2004 of $93.4 million. Applicable accounting literature required that the Company use all information that was available prior to the issue of financial statements for the three months ended March 31, 2004. As a result of signficant information that became available to the Company subsequent to March 31, 2004, the Company reduced revenue, principally related to fixed price contracts, by $3.0 million.


                                      MORE

                              COVANSYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (UNAUDITED, IN THOUSANDS)


                                              MARCH 31,  DECEMBER 31,
                                                2004       2003
                                              --------   --------
                                                        (RESTATED)
CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS ...............   $106,689   $ 89,671
  SHORT-TERM INVESTMENTS ..................     19,274     37,804
                                              --------   --------
                                               125,963    127,475
  ACCOUNTS RECEIVABLE, NET ................     71,683     69,755
  REVENUES EARNED IN EXCESS OF BILLING, NET     26,001     32,127
  PREPAID EXPENSES AND OTHER ..............     15,745     14,759
                                              --------   --------
    TOTAL CURRENT ASSETS ..................    239,392    244,116
PROPERTY AND EQUIPMENT, NET ...............     35,720     36,683
GOODWILL, NET .............................     18,240     18,441
OTHER ASSETS ..............................     16,634     16,119
                                              --------   --------
    TOTAL ASSETS ..........................   $309,986   $315,359
                                              ========   ========
CURRENT LIABILITIES .......................   $ 51,286   $ 55,845
OTHER LIABILITIES .........................      1,033        889
PREFERRED STOCK ...........................    169,785    168,655
SHAREHOLDERS' EQUITY ......................     87,882     89,970
                                              --------   --------
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY ................   $309,986   $315,359
                                              ========   ========


                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN THOUSANDS)


                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                ----------------------
                                                                   2004        2003
                                                                ---------    ---------
                                                                             (RESTATED)

NET INCOME(LOSS) ............................................   ($  2,948)   $     179
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH USED BY
  OPERATING ACTIVITIES:
  DEPRECIATION AND AMORTIZATION .............................       3,275        3,788
  LOSS ON DISPOSAL AND OBSOLESCENCE OF PROPERTY AND EQUIPMENT       1,066           55
  PROVISION FOR AND WRITE-OFF OF DOUBTFUL ACCOUNTS ..........       5,740           78
  GAIN FROM SALE OF SHORT-TERM INVESTMENTS ..................         (41)        (207)
  CHANGE IN ASSETS AND LIABILITIES ..........................      (6,864)      (8,710)
                                                                ---------    ---------
      NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ...         228       (4,817)
CASH FLOWS FROM INVESTING ACTIVITIES:
  INVESTMENT IN PROPERTY, EQUIPMENT AND OTHER ...............      (2,717)      (2,148)
  PROCEEDS FROM SALE OF AVAILABLE-FOR-SALE SECURITIES .......      39,872       25,588
  PURCHASES OF AVAILABLE-FOR-SALE SECURITIES ................     (20,633)     (33,484)
  INVESTMENT IN COMPUTER SOFTWARE ...........................         (68)        (177)
                                                                ---------    ---------
      NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES ...      16,454      (10,221)
CASH FLOWS FROM FINANCING ACTIVITIES:
  NET PROCEEDS FROM ISSUANCE OF COMMON STOCK ................         186          204
  NET PROCEEDS FROM EXERCISE OF STOCK OPTIONS AND OTHER, NET          122          127
                                                                ---------    ---------
    NET CASH PROVIDED BY FINANCING ACTIVITIES ...............         308          331
    EFFECT OF EXCHANGE RATE CHANGES ON CASH .................          28            0
                                                                ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............      17,018      (14,707)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ............      89,671       88,288
                                                                ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ..................   $ 106,689    $  73,581
                                                                =========    =========


                                      ###

                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                      THREE MONTHS ENDED        SIX MONTHS ENDED
                                                           JUNE 30,                 JUNE 30,
                                                    ---------------------    ----------------------
                                                       2004        2003        2004          2003
                                                    ---------   ---------    ---------    ---------
                                                                (RESTATED)                (RESTATED)
REVENUES ........................................   $  94,109   $  96,240    $ 184,547    $ 192,799
COST OF REVENUES ................................      68,846      73,611      144,043      148,388
                                                    ---------   ---------    ---------    ---------
GROSS PROFIT ....................................      25,263      22,629       40,504       44,411
SELLING, GENERAL AND ADMINISTRATIVE .............      19,685      22,815       39,397       44,803
                                                    ---------   ---------    ---------    ---------
INCOME (LOSS) FROM OPERATIONS ...................       5,578        (186)       1,107         (392)
OTHER INCOME, NET ...............................       1,303         579        1,309        1,072
                                                    ---------   ---------    ---------    ---------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES       6,881         393        2,416          680
PROVISION (BENEFIT) FOR INCOME TAXES ............       2,339         409          822          517
                                                    ---------   ---------    ---------    ---------
NET INCOME (LOSS) ...............................       4,542         (16)       1,594          163
CONVERTIBLE REDEEMABLE PREFERRED STOCK DIVIDENDS        1,139       1,104        2,269        2,199
                                                    ---------   ---------    ---------    ---------
NET INCOME (LOSS) AVAILABLE FOR
   COMMON SHAREHOLDERS ..........................   $   3,403   ($  1,120)   ($    675)   ($  2,036)
                                                    =========   =========    =========    =========

EARNINGS PER SHARE:

                                                     BASIC    DILUTED  BASIC    DILUTED  BASIC    DILUTED   BASIC   DILUTED
                                                     -----    -------  -----    -------  -----    -------   -----   -------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS   $ 0.10   $ 0.09   ($0.04)  ($0.04)  ($0.02)  ($0.02)  ($0.08)  ($0.08)
                                                     ======   ======   ======   ======   ======   ======   ======   ======
WEIGHTED AVERAGE COMMON SHARES                       26,882   36,188   27,081   27,081   26,866   26,866   27,182   27,182
                                                     ======   ======   ======   ======   ======   ======   ======   ======



                                      MORE

                              COVANSYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (UNAUDITED, IN THOUSANDS)


                                              JUNE 30, DECEMBER 31,
                                                2004        2003
                                              --------   --------
                                                        (RESTATED)
CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS ...............   $109,666   $ 89,671
  SHORT-TERM INVESTMENTS ..................     19,380     37,804
                                              --------   --------
                                               129,046    127,475
  ACCOUNTS RECEIVABLE, NET ................     74,629     69,755
  REVENUES EARNED IN EXCESS OF BILLING, NET     28,851     32,127
  PREPAID EXPENSES AND OTHER ..............     14,749     14,759
                                              --------   --------
    TOTAL CURRENT ASSETS ..................    247,275    244,116
PROPERTY AND EQUIPMENT, NET ...............     33,786     36,683
GOODWILL, NET .............................     18,119     18,441
OTHER ASSETS ..............................     19,793     16,119
                                              --------   --------
    TOTAL ASSETS ..........................   $318,973   $315,359
                                              ========   ========
CURRENT LIABILITIES .......................   $ 58,166   $ 55,845
OTHER LIABILITIES .........................        251        889
PREFERRED STOCK ...........................    170,929    168,655
SHAREHOLDERS' EQUITY ......................     89,627     89,970
                                              --------   --------
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY ................   $318,973   $315,359
                                              ========   ========


                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN THOUSANDS)


                                                                   SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                ----------------------
                                                                  2004         2003
                                                                ---------    ---------
                                                                            (RESTATED)
NET INCOME(LOSS) ............................................   $   1,594    $     163
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH USED BY
  OPERATING ACTIVITIES:
  DEPRECIATION AND AMORTIZATION .............................       6,658        7,744
  LOSS ON DISPOSAL AND OBSOLESCENCE OF PROPERTY AND EQUIPMENT       1,066          398
  PROVISION FOR AND WRITE-OFF OF DOUBTFUL ACCOUNTS ..........       6,045          280
  GAIN FROM SALE OF SHORT-TERM INVESTMENTS ..................        (109)        (575)
  OTHER .....................................................                       69
  CHANGE IN ASSETS AND LIABILITIES ..........................      (9,933)      (1,163)
                                                                ---------    ---------
      NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ...       5,321        6,916
CASH FLOWS FROM INVESTING ACTIVITIES:
  INVESTMENT IN PROPERTY, EQUIPMENT AND OTHER ...............      (4,845)      (4,777)
  PROCEEDS FROM SALE OF AVAILABLE-FOR-SALE SECURITIES .......      62,281       60,537
  PURCHASES OF AVAILABLE-FOR-SALE SECURITIES ................     (43,903)     (67,175)
  INVESTMENT IN COMPUTER SOFTWARE ...........................        (127)        (619)
                                                                ---------    ---------
      NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES ...      13,406      (12,034)
CASH FLOWS FROM FINANCING ACTIVITIES:
  NET PROCEEDS FROM ISSUANCE OF COMMON STOCK ................         872          231
  NET PROCEEDS FROM EXERCISE OF STOCK OPTIONS AND OTHER, NET          370          129
  REPURCHASES OF COMMON STOCK ...............................           0       (1,464)
                                                                ---------    ---------
    NET CASH PROVIDED BY FINANCING ACTIVITIES ...............       1,242       (1,104)
    EFFECT OF EXCHANGE RATE CHANGES ON CASH .................          26            0
                                                                ---------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............      19,995       (6,222)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ............      89,671       88,288
                                                                ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ..................   $ 109,666    $  82,066
                                                                =========    =========


                                      ###